United States
Securities and Exchange Commission
Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Oshkosh Truck Corporation
(Name of Registrant as Specified in its Charter)

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Oshkosh Truck Corporation

December 16, 2004

Dear Fellow Oshkosh Truck Shareholder:

        You are cordially invited to attend our Annual Meeting of Shareholders on Tuesday, February 1, 2005 at 10:00 a.m. (Central Standard Time) at the Experimental Aircraft Association Museum, 3000 Poberezny Road, Oshkosh, Wisconsin.

        At the Annual Meeting, if you are a holder of Class A Common Stock, we will ask you to elect eight directors and approve an amendment to the Company's Restated Articles of Incorporation that will increase the number of shares of Common Stock and Class A Common Stock that the Company will be authorized to issue.

        At the Annual Meeting, if you are a holder of Common Stock, we will ask you to elect three directors and approve an amendment to the Company's Restated Articles of Incorporation that will increase the number of shares of Common Stock and Class A Common Stock that the Company will be authorized to issue.

        We also will review the progress of the Company during the past year and answer your questions.

        This booklet includes the Notice of Annual Meeting and Proxy Statement. The Proxy Statement describes the business that we will conduct at the Annual Meeting. It also provides information about the Company that you should consider when you vote your shares.

        It is important that your stock be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, we hope that you will vote on the matters to be considered by completing and mailing the enclosed proxy card(s) in the return envelope.

Sincerely,

Robert G. Bohn Chairman, President and Chief Executive Officer	Bryan J. Blankfield Executive Vice President, General Counsel and Secretary

Oshkosh Truck Corporation

December 16, 2004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        The 2005 Annual Meeting of Shareholders of Oshkosh Truck Corporation will be held in the Vette Theater of the Experimental Aircraft Association Museum, 3000 Poberezny Road, Oshkosh, Wisconsin 54903, on Tuesday, February 1, 2005 at 10:00 a.m. (Central Standard Time) for the following purposes:

1.	To elect the Board of Directors;

2.	To approve an amendment to the Company’s Restated Articles of Incorporation that will increase the number of shares of Common Stock and Class A Common Stock that the Company is authorized to issue; and

3.	To consider and act upon such other business as may properly come before the Annual Meeting.

        Shareholders of record at the close of business on December 8, 2004 are entitled to vote at the Annual Meeting. A copy of the Annual Report of the Company for the fiscal year ended September 30, 2004 and a Proxy Statement accompany this Notice.

        Please complete and mail the enclosed proxy card(s) to us in the return envelope that we have provided. No postage is required if mailed in the United States. Mailing us your proxy card will not limit your right to vote in person or to attend the Annual Meeting.

By Order of the Board of Directors,

Bryan J. Blankfield
Executive Vice President, General
  Counsel and Secretary
Oshkosh Truck Corporation
2307 Oregon Street
Oshkosh, WI 54903-2566

PROXY STATEMENT
TABLE OF CONTENTS

VOTING PROCEDURES	1
GOVERNANCE OF THE COMPANY	3
The Board of Directors	3
Committees of the Board of Directors	5
Corporate Governance Documents	7
Compensation of Directors	7
REPORT OF THE AUDIT COMMITTEE	8
STOCK OWNERSHIP	9
Stock Ownership of Directors, Executive Officers and Other Large Shareholders	9
Section 16(a) Beneficial Ownership Reporting Compliance	11
STOCK PRICE PERFORMANCE GRAPH	11
EXECUTIVE COMPENSATION	12
Summary Compensation Table	13
Stock Options	14
Pension Plans	15
Executive Employment and Severance Agreements and Other Agreements	16
Report of the Human Resources Committee	17
PROPOSALS REQUIRING YOUR VOTE	20
Proposal 1 - Election of Directors	20
Proposal 2 - Approval of an Amendment to the Company's Restated Articles of Incorporation
to Increase the Number of Authorized Shares of Common Stock and Class A Common Stock	20
SELECTION OF INDEPENDENT AUDITORS	22
OTHER MATTERS	22
COST OF SOLICITATION	23
APPENDIX A	A-1

i

PROXY STATEMENT

        Oshkosh Truck Corporation (referred to in this Proxy Statement as “we” or the “Company”) is mailing this Proxy Statement in connection with the solicitation by the Board of Directors of proxies to be voted at the 2005 Annual Meeting of Shareholders.

        We are mailing this Proxy Statement, proxy card(s) and our 2004 Annual Report to shareholders beginning on or about December 16, 2004. Although the Annual Report is being mailed with the Proxy Statement, it is not a part of the proxy soliciting material.

VOTING PROCEDURES

Who Can Vote

        The Company has two classes of voting stock: Class A Common Stock and Common Stock. If you were the record owner of shares of either class of stock on December 8, 2004, the record date for voting at the Annual Meeting, then you are entitled to vote at the Annual Meeting. On the record date,                shares of Class A Common Stock were entitled to vote and                shares of Common Stock were entitled to vote.

Determining the Number of Votes You Have

        Your proxy card(s) indicates the number of shares of each class of stock that you own. Each share of Class A Common Stock and each share of Common Stock has one vote.

How to Vote

        You can vote your shares in two ways: either by using the enclosed proxy card(s) or by voting in person at the Annual Meeting by written ballot. We explain each of these procedures more fully below. Even if you plan to attend the Annual Meeting, the Board of Directors recommends that you vote by proxy.

Voting by Proxy

        To vote your shares by proxy, please complete the enclosed proxy card(s) and return them to us before the Annual Meeting. We will vote your shares as you direct on your proxy card. For the election of directors, you can specify on your card whether your shares should be voted for all, some or none of the nominees for director listed on the card. With respect to the proposal to amend the Company’s Restated Articles of Incorporation, you may vote “for” or “against” or may abstain.

        If you sign and return the proxy card, but do not specify how to vote, then we will vote your shares in favor of our nominees for directors and in favor of the proposed amendment to the Company’s Resated Articles of Incorporation. If any other matters are properly presented at the Annual Meeting for consideration, then the Company officers named on your proxy card will have discretion to vote for you on those matters. As of the date of this Proxy Statement, we knew of no other matters to be presented at the Annual Meeting.

Voting at the Annual Meeting

        Written ballots will be available from the Company’s Secretary at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, then you must obtain a proxy, executed in your favor, from the holder of record for you to vote your shares at the Annual Meeting. Voting by proxy will not limit your right to vote at the Annual Meeting if you decide to attend in person. However, if you do send in your proxy card, and also attend the Annual Meeting, then there is no need to vote again unless you wish to change your vote.

Revocation of Proxies

        You can revoke your proxy at any time before it is exercised at the Annual Meeting by doing any of the following: (1) you can deliver a valid proxy with a later date; (2) you can notify the Company’s Secretary in writing at the address on the Notice that you have revoked your proxy; or (3) you can vote in person by written ballot at the Annual Meeting.

Quorum

        To carry on the business of the Annual Meeting, a minimum number of shares of both classes of common stock, constituting a quorum, must be present. The quorum for the Annual Meeting is a majority of the votes represented by the outstanding shares of each class of our common stock. This majority may be present in person or by proxy. Abstentions and “broker non-votes” (when a broker has delivered a proxy that does not have authority to vote on the proposal in question) are counted as present in determining whether or not there is a quorum.

Required Vote

        Proposal 1: Election of Directors. The three nominees for Common Stock directors who receive the most votes of all votes cast for Common Stock directors will be elected. The eight nominees for Class A Common Stock directors who receive the most votes of all votes cast for Class A Common Stock directors will be elected. This ratio of and classification of director nominees is required by the Company’s Restated Articles of Incorporation, which provide that holders of shares of Common Stock have the right to elect as a class 25% of the entire Board of Directors of the Company. If you do not vote for a particular nominee, or if you indicate that you want to withhold authority to vote for a particular nominee on your proxy card, then your vote will not count for the nominee. “Broker non-votes” also will not count for nominees. Pursuant to the Company’s By-laws, written notice of qualifying nominations by shareholders for election to the Board must have been received by the Secretary by November 3, 2004. The Company did not receive any other such nominations and no other nominations for election to the Board may be made by shareholders at the Annual Meeting.

        If any director nominee decides that he or she does not want to stand for this election, the persons named as proxies in your Proxy Card will vote for substitute nominees. As of the date of this Proxy Statement, we knew of no nominee who did not intend to stand for election.

        Proposal 2: Amendment to the Restated Articles of Incorporation. As required under Wisconsin law, the holders of Common Stock and Class A Common Stock will each vote separately as a class on the amendment to the Restated Articles of Incorporation to increase the number of shares of Common Stock and Class A Common Stock that the Company is authorized to issue. To approve this proposal, the number of votes cast in favor of the proposal by each class must exceed the number of votes cast in opposition to it by each class. Abstentions and “broker non-votes” do not constitute a vote “for” or “against” the proposal and will be disregarded in the calculations of “votes cast.”

Voting by Employees Participating in the Oshkosh Truck Employee Stock Purchase Plan

        If you are an employee of the Company or one of its subsidiaries and participate in the Company’s Employee Stock Purchase Plan, your proxy card will indicate the aggregate number of shares of Common Stock credited to your account under that Plan as of December 8, 2004, the record date for voting at the Annual Meeting. If you sign and return the card on time, then your shares will be voted as you have directed.

GOVERNANCE OF THE COMPANY

The Board of Directors

        Currently, the Board is comprised of eleven directors. Ten of the directors are not employees of the Company, although J. Peter Mosling, Jr. and Stephen P. Mosling were employees and officers of the Company until their retirement in 1994. Robert G. Bohn, who is the Chairman, President and Chief Executive Officer of the Company, also is a director. The Board of Directors has determined that each of the ten non-employee directors does not have a material relationship with the Company and is independent under New York Stock Exchange (“NYSE”) listing standards. The Board has adopted standards for determining independence of directors. Under these standards, a director must not have any material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In addition, a director is not independent if: (i) the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company; (ii) the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and Committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); (iii) (a) the director or an immediate family member is a current partner of a firm that is the Company’s internal or independent auditors; (b) the director is a current employee of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time; (iv) the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or (v) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues. In making its determination of independence, the Board found that none of the ten non-employee directors had any of these relationships and found each of the directors to be independent.

        The Board of Directors met five times during fiscal 2004. No director attended less than 80%, and on average, all directors attended 98%, of the meetings of the Board and the Committees held during the periods in which they served as directors in fiscal 2004. The Board of Directors has a policy that directors should attend the Company’s annual meeting of shareholders. All of the directors attended the Company’s 2004 annual meeting of shareholders.

        The Company’s non-management directors, all of whom are independent directors, meet in executive sessions, without the presence of the Company’s officers, on at least two occasions each year. The Chair of the Governance Committee presides over executive meetings of the non-management directors. If a shareholder wishes to communicate with the Board of Directors, the shareholder may send correspondence to the Corporate Secretary, Oshkosh Truck Corporation, 2307 Oregon Street, P.O. Box 2566, Oshkosh, Wisconsin 54903-2566. The Corporate Secretary will submit the shareholder’s correspondence to the Board or the appropriate Committee as applicable. Shareholders or other interested parties may communicate directly with the presiding non-management director of the Board by sending correspondence to Presiding Director, Board of Directors, c/o Corporate Secretary, Oshkosh Truck Corporation, 2307 Oregon Street, P.O. Box 2566, Oshkosh, Wisconsin 54903-2566.

        The name, age, principal occupation and length of service of each nominee for election to the Board, together with certain other biographical information, is set forth below.

Nominees for Holders of Class A Common Stock
Name	Age	Office, if any, Held in the Company
J. William Andersen	66
Robert G. Bohn	51	Chairman, President and Chief Executive Officer
Frederick M. Franks, Jr	68
Michael W. Grebe	64
Kathleen J. Hempel	54
Harvey N. Medvin	68
J. Peter Mosling, Jr	60
Stephen P. Mosling	58
Nominees for Holders of Common Stock
Name	Age	Office, if any, Held in the Company
Richard M. Donnelly	61
Donald V. Fites	70
Richard G. Sim	60

        J. WILLIAM ANDERSEN – Mr. Andersen has served as a director of the Company since 1976 and had been the Executive Director of Development, University of Wisconsin-Oshkosh from 1980 through his retirement in 1994.

        ROBERT G. BOHN – Mr. Bohn joined the Company in 1992 as Vice President-Operations. He was appointed President and Chief Operating Officer in 1994. He was appointed President and Chief Executive Officer in October 1997, and Chairman of the Board of Directors in January 2000. Prior to joining the Company, Mr. Bohn held various executive positions with Johnson Controls, Inc. from 1984 until 1992. He has served as a director of the Company since June 1995 and is also a director of Graco, Inc.

        RICHARD M. DONNELLY – Mr. Donnelly has served as a director of the Company since 2001. From 1961 until his retirement in 1999, he held various positions with General Motors Corporation, a manufacturer of motor vehicles, including most recently as President and Group Executive of General Motors, Europe, a division of General Motors. Mr. Donnelly is an Industrial Partner in Ripplewood Holdings LLC, a private equity investment firm located in New York, New York, where he is responsible for its global automotive supply business. He is also a director of BNS Company; Capstone Turbine Corporation; and Asahi Tec Corporation.

        DONALD V. FITES – Mr. Fites has served as a director of the Company since 2000. He was the Chairman and Chief Executive Officer of Caterpillar, Inc., a manufacturer of heavy machinery, from 1990 until his retirement in January 1999 and was a member of its board of directors from 1986 until June 2000. Mr. Fites is also a director of AK Steel Holding Corporation; Georgia-Pacific Corporation; Unitrin, Inc.; and Wolverine World Wide, Incorporated.

        FREDERICK M. FRANKS, JR. – Mr. Franks has served as a director of the Company since 1997. He was the Commander of the U.S. Army Training and Doctrine Command from 1991 to 1994 and commanded the U.S. Army VII Corps during Operation Desert Storm. He retired from the Army in 1994. Mr. Franks is a self-employed defense consultant and co-author of Into the Storm, A Study in Command with Tom Clancy. Mr. Franks is also a Commissioner of the American Battle Monuments Commission and is President of the Amputee Board of Advisors at Walter Reed Army Medical Center, which provides advice to the U.S. Army for the care of wounded amputee soldiers.

        MICHAEL W. GREBE – Mr. Grebe has served as a director of the Company since 1990. He was a partner in the law firm of Foley & Lardner in Milwaukee from 1977 until his retirement in June 2002. Mr. Grebe has served since May 2002 as President and Chief Executive Officer of the Lynde and Harry Bradley Foundation, a private foundation based in Milwaukee. Mr. Grebe is also a director of the Lynde and Harry Bradley Foundation; Church Mutual Insurance Company; and the Milwaukee Brewers Baseball Club. Mr. Grebe is also a director of the Philanthropy Roundtable, a non-profit organization.

        KATHLEEN J. HEMPEL – Ms. Hempel has served as a director of the Company since 1997. She was Vice Chairman and Chief Financial Officer of Fort Howard Corporation, which manufactured paper and paper products, from 1992 until its merger into Fort James Corporation in 1997. She is a director of Actuant Corporation; Kennametal, Inc.; and Whirlpool Corporation.

        HARVEY N. MEDVIN – Mr. Medvin has served as a director of the Company since September 2004. Upon the recommendation of the Governance Committee, the Board appointed him to fill a vacancy following a search performed by a third party search firm at the direction of the Governance Committee. Mr. Medvin was Executive Vice President and Chief Financial Officer of Aon Corporation (and its corporate predecessor), a provider of risk management services and insurance brokerage, from 1982 until his retirement in April 2003. He is a director of LaSalle Bank Corporation and its subsidiaries, LaSalle Bank, N.A. and Standard Federal Bank N.A. Mr. Medvin is also the director of two nonprofit organizations: Evanston Northwestern Health Care and Ravinia Festival.

        J. PETER MOSLING, JR. – Mr. Mosling has served as a director of the Company since 1976, having joined the Company in 1969. He served in various senior executive capacities during his employment with the Company through his retirement in 1994.

        STEPHEN P. MOSLING – Mr. Mosling has served as a director of the Company since 1976, having joined the Company in 1971. He served in various senior executive capacities during his employment with the Company through his retirement in 1994.

        RICHARD G. SIM – Mr. Sim has served as a director of the Company since 1997. From August 1998 until April 2003, he was Chairman, President and Chief Executive Officer of APW, Ltd., an electronic contract manufacturer. During 2002, APW, Ltd. completed a recapitalization of its balance sheet by filing in May 2002 a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. Mr. Sim served as Chairman and a member of the board of directors of Actuant Corporation, a manufacturer of hydraulic equipment, from 1987 until January 2002. He is a director of IPSCO, Inc. and Fiskars Brands, Inc., a wholly-owned North American based subsidiary of Fiskars Corporation.

        J. Peter Mosling, Jr. and Stephen P. Mosling are brothers. Other than as noted, none of the Company’s directors or executive officers has any family relationship with any other director or executive officer.

Committees of the Board of Directors

        The Board of Directors has four standing Committees: the Audit Committee, the Executive Committee, the Governance Committee and the Human Resources Committee. The members and responsibilities of these Committees as of the date of this Proxy Statement are set forth below.

Committee Membership (*Indicates Chair)

Audit Committee	Governance Committee
J. William Andersen	Richard M. Donnelly
Michael W. Grebe	Frederick M. Franks, Jr.
Harvey N. Medvin	Michael W. Grebe*
Richard G. Sim*	J. Peter Mosling, Jr.
Stephen P. Mosling

Executive Committee	Human Resources Committee
Robert G. Bohn*	Donald V. Fites
Michael W. Grebe	Frederick M. Franks, Jr.
Kathleen J. Hempel	Kathleen J. Hempel*
Richard G. Sim

Audit Committee

        The Audit Committee oversees the fulfillment by management of its financial reporting and disclosure responsibilities and its maintenance of an appropriate internal control system. It assists Board oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements and the Company’s independent auditors’ qualifications and independence. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors, which report directly to the Audit Committee. It oversees the activities of the Company’s internal audit function, which currently is provided under contract by Ernst & Young, LLP. The Audit Committee has a charter that specifies its responsibilities and the Audit Committee believes it fulfills its charter. All members of the Audit Committee are independent directors as defined under NYSE listing standards and Securities and Exchange Commission (“SEC”) rules. All members of the Audit Committee are financially literate under the applicable NYSE listing standards. The Board of Directors has determined that Richard G. Sim is an “audit committee financial expert” as defined under SEC rules.

        The Audit Committee met eight times during fiscal 2004. The Company’s independent auditors and internal auditors meet with the Audit Committee with and without representatives of management present. See “Report of the Audit Committee” on page 8.

Executive Committee

        The Executive Committee exercises certain delegated powers and authority to act when a decision is essential and it is not possible to convene a meeting of the full Board in a timely manner. Actions of the Executive Committee require unanimous consent of all members and do not require ratification by the Board, but may be amended, rescinded or revoked by the Board. The Executive Committee did not meet during fiscal 2004. With the exception of Mr. Bohn, the members of the Executive Committee are independent directors as defined under NYSE listing standards.

Governance Committee

        The Governance Committee identifies individuals qualified to become Board members and recommends nominees to the Board for election as directors. It also oversees the evaluation of the performance of the Board, makes recommendations to the Board regarding Board and Committee structure, including Committee charters and corporate governance, and is responsible for conducting an annual Board self-evaluation. The Governance Committee has developed, and the Board adopted, a set of corporate governance guidelines applicable to the Company. The Governance Committee met two times during fiscal 2004. All members of the Governance Committee are independent directors as defined under NYSE listing standards and SEC rules.

        The Governance Committee will consider candidates for nomination as a director recommended by shareholders, directors, officers, third party search firms and other sources. In evaluating candidates, the Governance Committee considers attributes of the candidate (including strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge) and the needs of the Board. However, the Board and the Governance Committee believe the following minimum qualifications must be met by a director candidate to be recommended as a director nominee by the Committee: (i) each director nominee must display the highest personal and professional ethics, integrity and values; (ii) each director nominee must have the ability to make independent analytical inquiries and to exercise sound business judgment; (iii) each director nominee must have relevant expertise and experience and an understanding of the Company’s business environment and be able to offer advice and guidance to the Board and the Company’s executives based on that expertise, experience and understanding; (iv) director nominees generally should be active or former chief or other senior executive officers of public companies or leaders of major complex organizations, including commercial, scientific, government, educational and other non-profit institutions; (v) each director nominee must be independent of any particular constituency, be able to represent all shareholders of the Company and be committed to enhancing long-term shareholder value; (vi) each director nominee must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of the Company’s business; and (vii) a director nominee may not have attained the age of 72. The Board and the Governance Committee also believe that at least one director should have the requisite experience and expertise to be designated as an “audit committee financial expert” as defined by applicable rules of the SEC.

        The Governance Committee will review all candidates in the same manner, regardless of the source of the recommendation. The Governance Committee will consider individuals recommended by shareholders for nomination as a director for available seats of the Board if the shareholder complies with the procedures described under “Other Matters.” The Company’s By-Laws require that shareholders give advance notice and furnish certain information to the Company to nominate a person for election as a director.

Human Resources Committee

        The Human Resources Committee oversees the organizational, personnel, compensation and benefits policies and practices of the Company. It establishes the compensation of executive officers. It also administers the 1990 Incentive Stock Plan, the 2004 Incentive Stock and Awards Plan and other executive benefit plans. The Human Resources Committee met four times in fiscal 2004. All members of the Human Resources Committee are independent directors as defined under NYSE listing standards.

Corporate Governance Documents

        The Company makes its Corporate Governance Guidelines and the written charters of the Audit Committee, the Governance Committee and the Human Resources Committee of the Company’s Board of Directors available, free of charge, on its website at www.oshkoshtruckcorporation.com, and such information is available in print to any shareholder who requests it from the Company’s Secretary.

        The Company has adopted the Oshkosh Truck Corporation Code of Ethics for Directors and Senior Officers that applies to the Company’s Directors, Chairman of the Board, President and Chief Executive Officer, the Company’s Executive Vice President and Chief Financial Officer, the Company’s Vice President and Controller and other persons performing similar functions. The Company has also adopted a Code of Ethics and Standards of Conduct that apply to all employees of the Company. The Company makes both of such Codes available on its website at www.oshkoshtruckcorporation.com, and each such Code is available in print to any shareholder who requests it from the Company’s Secretary.

        The Company is not including the information contained on its website as part of, or incorporating it by reference into, this Proxy Statement.

Compensation of Directors

        In fiscal 2004, each non-employee director received the following compensation:

Annual Fee	$27,000
Board and Committee Meeting Fees,	$ 1,000
per meeting
Audit, Executive, Governance and	$ 4,000
Human Resources Committee
Chairperson Fees
Stock Option Grants	Options to purchase 5,400 shares of Common Stock which
vest in three equal installments of 1,800 shares
annually, beginning one year after the grant date.
Expenses	Reimbursements of reasonable travel and related expenses
incurred in attending Board and Committee meetings as
well as continuing education programs.

        Mr. Bohn did not receive any compensation or fees for serving on the Board of Directors or any Board Committee.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s financial reporting and disclosure responsibilities, accounting functions and internal controls. The Audit Committee acts under a written charter, which was amended in fiscal 2004 to incorporate new requirements required by new SEC rules and NYSE listing standards, the first version of which was adopted and approved by the Board of Directors in 1997. A copy of the amended charter of the Audit Committee is attached to this Proxy Statement as Appendix A. Each of the members of the Audit Committee is independent as defined by the NYSE’s listing standards and SEC rules.

        Audit and Non-Audit Fees: The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for the fiscal years ended September 30, 2004 and September 30, 2003 and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

	2004	2003
Audit fees (1)	$461,000	$403,100
Audit-related fees (2)	266,219	115,852
Tax fees	0	0
All other fees (3)	4,675	0

Total	$731,894	$518,952

        (1)     Audit fees consisted principally of audit work performed on the consolidated financial statements and reviews of financial statements included in the Company’s Forms 10-Q.

        (2)     Audit-related fees consisted principally of audits of benefit plans and statutory audits, accounting and reporting services and services related to compliance with the Sarbanes-Oxley Act of 2002.

        (3)     All other fees consisted principally of assistance with business acquisition due diligence in 2004.

        Pre-approval of Services by the Independent Auditors: The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by the Company’s independent auditors. The Audit Committee will consider annually and if, appropriate, approve the provision of audit services by its independent auditors and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The Audit Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved.

        Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or if earlier consideration is required, to the Audit Committee or one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at its next regular meeting. The Audit Committee will regularly review summary reports detailing all services being provided to the Company by its independent auditors.

        The Audit Committee pre-approved the provision of all of the non-audit services described above and has considered and determined that the provision of such non-audit services is compatible with maintaining the independence of Deloitte & Touche LLP.

        The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the fiscal year ended September 30, 2004 with the Company’s management and independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal control. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

        The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. In addition, the Company’s independent auditors provided to the Audit Committee the written disclosures required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with the independent auditors their independence.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004, for filing with the SEC.

AUDIT COMMITTEE

Richard G. Sim, Chair
J. William Andersen
Michael W. Grebe
Harvey N. Medvin

STOCK OWNERSHIP

Stock Ownership of Directors, Executive Officers and Other Large Shareholders

        The following table shows the “beneficial” ownership of Class A Common Stock and Common Stock of each director, each Named Officer appearing in the Summary Compensation Table on page 13, each other shareholder owning more than 5% of either class of our outstanding common stock and the directors and executive officers (including the Named Officers) as a group.

        “Beneficial Ownership” means more than “ownership” as that term commonly is used. For example, a person “beneficially” owns stock if he or she owns it in his or her name or if he or she has (or shares) the power to vote or sell the stock as trustee of a trust. Beneficial ownership also includes shares the directors and executive officers have a right to acquire within 60 days after November 30, 2004 as, for example, through the exercise of a stock option.

        Information about Common Stock ownership is as of November 30, 2004. At the close of business on November 30, 2004, there were                shares of Class A Common Stock and                shares of Common Stock outstanding. Unless stated otherwise in the footnotes to the table, each person named in the table owns his or her shares directly and has sole voting and investment power over such shares.

	Class A			Common
	Shares	Percent of Class		Shares	Percent of Class
J. William Andersen (3)(4)	0	*		21,000	*
Bryan J. Blankfield (3)(5)	0	*		31,925	*
Robert G. Bohn (3)(6)	0	*		197,200	*
Richard M. Donnelly (3)	0	*		8,600	*
Donald V. Fites (3)	0	*		22,238	*
Frederick M. Franks, Jr. (3)(7)	0	*		30,892	*
Michael W. Grebe (3)	0	*		39,000	*
Kathleen J. Hempel (3)	0	*		33,000	*
Harvey N. Medvin	0	*		93	*
J. Peter Mosling, Jr. (2)(3)	359,438		%	24,000	*
Stephen P. Mosling (1)(2)(3)	362,676		%	363,632		%
John W. Randjelovic (3)	0	*		131,118	*
Richard G. Sim (3)	0	*		30,000	*
Charles L. Szews (3)(8)	0	*		233,375	*
Matthew J. Zolnowski (3)	0	*		71,376	*
All Directors and executive officers as a
Group (20 persons) (3)(9)	722,114		%	1,472,000		%
T. Rowe Price Associates, Inc. (10)	0	*		4,279,500		%
Barclays Global Investors, NA (11)	0	*		2,236,828		%
Franklin Resources, Inc. (12)	0	*		1,873,700		%

* The amount shown is less than 1% of the outstanding shares of such class.

        (1)     Amounts shown include 132,032 shares of Common Stock held by Stephen P. Mosling as trustee of a trust for the benefit of a related party.

        (2)     J. Peter Mosling, Jr. and Stephen P. Mosling are parties to an agreement relating to Class A Common Stock. Under the agreement, Messrs. Mosling each have agreed with the Company that, in the event of their deaths or earlier incapacities, together their shares of Class A Common Stock then will be exchanged for a like number of shares of Common Stock. Were that to occur, a consequence would be the automatic conversion, pursuant to the Company’s Restated Articles of Incorporation, of all outstanding shares of Class A Common Stock on a share for share basis for shares of Common Stock.

        (3)     Amounts shown include 17,000 shares of Common Stock for J. William Andersen, 27,449 shares of Common Stock for Bryan J. Blankfield, 393,335 shares of Common Stock for Robert G. Bohn, 6,000 shares of Common Stock for Richard M. Donnelly, 12,000 shares of Common Stock for Donald V. Fites, 30,000 shares of Common Stock for Frederick M. Franks, Jr., 36,000 shares of Common Stock for Michael W. Grebe, 30,000 shares of Common Stock for Kathleen J. Hempel, 24,000 shares of Common Stock for J. Peter Mosling, Jr., 24,000 shares of Common Stock for Stephen P. Mosling, 94,166 shares of Common Stock for John W. Randjelovic, 30,000 shares of Common Stock for Richard G. Sim, 158,333 shares of Common Stock for Charles L. Szews, 24,166 shares of Common Stock for Matthew J. Zolnowski and 692,496 shares of Common Stock for directors and executive officers as a group that such persons have the right to acquire pursuant to stock options exercisable within 60 days of November 30, 2004. Amounts also include 100,000 shares of restricted Common Stock for Mr. Bohn and 40,000 shares of restricted Common Stock for Mr. Szews, which are subject to forfeiture until they vest on September 16, 2008. Amounts also include shares of restricted Common Stock which vest in three equal installments annually beginning one year after the grant date in the following amounts to the following officers listed in the table: 3,200 shares of restricted Common Stock for Bryan J. Blankfield, 25,000 shares of restricted Common Stock for Robert G. Bohn, 3,200 shares of restricted Common Stock for John W. Randjelovic, 7,000 shares of restricted Common Stock for Charles L. Szews, 3,200 shares of restricted Common Stock for Matthew J. Zolnowski and 196,600 shares of restricted Common Stock for directors and officers as a group.

        (4)     Amounts shown do not include 270 shares of Class A Common Stock owned by Dulce W. Andersen, Mr. Andersen’s wife, as to which he disclaims beneficial ownership.

        (5)     Amounts shown include 750 shares of Common Stock as to which ownership is shared with Rebecca R. Blankfield, Mr. Blankfield’s wife.

        (6)     Amounts shown do not include 26,162 shares of Common Stock owned by Joyce M. Bohn, Mr. Bohn’s wife, as to which he disclaims beneficial ownership.

        (7)     Amounts shown include 648 shares of Common Stock as to which ownership is shared with Denise Franks, Mr. Frank’s wife.

        (8)     Amounts shown include 4,600 shares of Common Stock as to which ownership is shared with Rochelle Szews, Mr. Szews’ wife.

        (9)     In determining the aggregate beneficial ownership of shares of Common Stock for all directors and executive officers as a group, shares that are beneficially owned by more than one director have been counted only once to avoid overstatement.

        (10)     Amount shown is as described in the Schedule 13G T. Rowe Price Associates, Inc. filed with the SEC on February 10, 2004. T. Rowe Price Associates, Inc. is located at 100 E. Pratt Street, Baltimore, Maryland 21202.

        (11)     Amount shown is as described in the Schedule 13G Barclays Global Investors, NA filed with the SEC on February 17, 2004. Barclays Global Investors, NA is located at 45 Freemont Street, San Francisco, California 94105.

        (12)     Amount shown is as described in the Schedule 13G Franklin Resources, Inc. filed with the SEC on February 13, 2004. Franklin Resources, Inc. is located at One Franklin Parkway, San Mateo, California 94403.

Section 16(a) Beneficial Ownership Reporting Compliance

        The Securities and Exchange Act of 1934 requires the Company’s directors, executive officers, controller and any persons owning more than 10% of a class of the Company’s stock to file reports with the SEC regarding their ownership of the Company’s stock and any changes in such ownership. Based upon our review of copies of these reports and certifications given to us by such persons, we believe that the executive officers and directors of the Company have complied with their filing requirements for fiscal 2004 except that the Company untimely filed four Form 4s reporting one transaction each on behalf of Mr. Bohn, Mr. Fites, Mr. Ted Henson, and Mr. Mark Meaders. All such Forms have been filed prior to the date of the Proxy Statement.

STOCK PRICE PERFORMANCE GRAPH

        The graph and table that follow compare cumulative total shareholder returns on our Common Stock against the cumulative total return of the stocks of: (1) the S&P SmallCap 600 Market Index and (2) the companies currently in the Standard Industry Classification Code 371 Index (motor vehicles and equipment) (the “SIC Code 371 Index”).

        The comparisons assume that $100 was invested on September 30, 1999 in each of: our Common Stock, the S&P SmallCap 600 Market Index and the SIC Code 371 Index. The total return assumes reinvestment of dividends and is adjusted for stock splits. The fiscal 2004 return listed in the charts below is based on closing prices per share on September 30, 2004. On that date, the closing price for our Common Stock was $57.06.

Comparison of 5 Year Stock Returns
Oshkosh Truck Corporation

	1999	2000	2001	2002	2003	2004
Oshkosh Truck Corporation	$100.00	$147.14	$138.73	$217.50	$307.36	$444.99

S&P SmallCap 600 Market Index	$100.00	$124.17	$110.99	$109.00	$138.28	$172.26

SIC Code 371 Index	$100.00	$86.22	$66.50	$57.11	$70.89	$105.96

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table shows the compensation of the Chief Executive Officer and the other four most highly compensated executive officers of the Company serving as executive officers at September 30, 2004 (collectively, the “Named Officers”), for fiscal 2004, 2003 and 2002.

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($)(1)	Stock Options (#)	All Other Compensation ($)(2)
Robert G. Bohn	2004	840,000	1,512,000	1,413,500	61,000	2,750
Chairman, President and	2003	780,000	1,170,000	--	180,000	2,750
Chief Executive Officer	2002	710,000	1,065,000	2,938,000	200,000	2,750

Charles L. Szews	2004	410,000	451,000	395,780	17,000	2,750
Executive Vice President	2003	380,730	418,803	--	55,000	2,750
and Chief Financial Officer	2002	343,000	308,700	1,175,200	60,000	2,750

Bryan J. Blankfield (3)	2004	290,000	261,000	180,928	7,300	2,750
Executive Vice President,	2003	270,000	243,000	--	22,500	11,671
General Counsel and	2002	73,846	71,021	--	30,000	79,484
Secretary

Matthew J. Zolnowski	2004	280,750	252,000	180,928	7,300	2,750
Executive Vice President,	2003	264,870	238,383	--	22,500	2,750
Chief Administration Officer	2002	243,000	218,700	--	25,000	2,750

John W. Randjelovic	2004	275,000	227,618	180,928	7,300	2,675
Executive Vice President	2003	254,975	198,473	--	22,500	2,044
and President, Pierce	2002	235,000	175,663	--	25,000	1,869
Manufacturing Inc.

        (1)        The amounts for fiscal 2004 represent the market value based on the closing price of the Common Stock on the grant date. The awards vest in three equal installments annually, beginning one year after the date of grant. The Company made no restricted Common Stock awards to the named executive officers during fiscal 2003, and, except for Mr. Bohn and Mr. Szews, in fiscal 2002. The amounts for Mr. Bohn and Mr. Szews for fiscal 2002 represent the market value based on the closing price of the Common Stock on the grant date. The shares of restricted Common Stock granted in fiscal 2002 vest after a six year retention period. Holders of restricted Common Stock are entitled to receive all dividends on such shares of restricted Common Stock prior to vesting. As of September 30, 2004, the total number of shares of restricted Common Stock and their market value (based on the closing market price on that date) held by each named executive officer were as follows: Mr. Bohn 125,000 shares ($7,132,500), Mr. Szews 47,000 shares ($2,681,820), Mr. Blankfield 3,200 shares ($182,592), Mr. Zolnowski 3,200 shares ($182,592), and Mr. Randjelovic 3,200 shares ($182,592).

        (2)        For all Named Officers, the amounts reflected for 2004 consist of Company matching contributions under the Oshkosh Truck Corporation and Affiliates Tax Deferred Investment Plan, which is a savings plan under Section 401(k) of the Internal Revenue Code.

        (3)        Mr. Blankfield commenced his employment with the Company on June 3, 2002.

Stock Options

        The Company has in effect the Oshkosh Truck Corporation 2004 Incentive Stock and Awards Plan (the “2004 Plan”). The following table shows information about stock options granted under the 2004 Plan to the Named Officers in fiscal 2004. At the Company’s 2004 Annual Meeting of Shareholders, a majority of shareholders of Class A Common Stock approved the 2004 Plan. Prior to that, the Company granted stock options to the Named Officers under the Oshkosh Truck Corporation 1990 Incentive Stock Plan, as amended (the “1990 Plan”). The 1990 Plan remains in effect.

Option Grants in 2004 Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Ten-Year Grant Term (2)
Name	Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	At 5% Annual Growth Rate ($)	At 10% Annual Growth Rate ($)
Robert G. Bohn	61,000	39.28%	56.54	10/14/2014	2,169,020	5,496,722
Charles L. Szews	17,000	10.95%	56.54	10/14/2014	604,481	1,531,873
Bryan J. Blankfield	7,300	4.70%	56.54	10/14/2014	259,571	657,804
Matthew J. Zolnowski	7,300	4.70%	56.54	10/14/2014	259,571	657,804
John W. Randjelovic	7,300	4.70%	56.54	10/14/2014	259,571	657,804

        (1)     The options reflected in the table (which are non-qualified options for purposes of the Internal Revenue Code) vest annually in one-third increments over the three-year period from the date of grant.

        (2)     This presentation is intended to disclose the potential value that would accrue to the optionee if the option were exercised the day before it would expire and if the per share value had appreciated at the compounded annual rate indicated in each column. The assumed rates of appreciation of 5% and 10% are prescribed by the rules of the SEC regarding disclosure of executive compensation. The assumed annual rates of appreciation are not intended to forecast possible future appreciation, if any, with respect to the price of our Common Stock.

        The following table sets forth information about exercises of stock options by Named Officers in fiscal 2004 and the number and value of unexercised stock options they held as of September 30, 2004.

Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

	Shares Acquired on	Value Realized	Number of Unexercised Options at Fiscal Year-End (#)		Value of Unexercised Options at Fiscal Year-End ($)(1)
Name	Exercise (#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Robert G. Bohn	--	--	393,335	247,667	12,444,836	3,984,263
Charles L. Szews	--	--	276,333	73,667	10,883,082	1,206,313
Bryan J. Blankfield	--	--	27,499	32,301	685,939	544,357
Matthew J. Zolnowski	21,000	1,124,760	242,166	30,634	10,597,320	497,881
John W. Randjelovic	37,450	1,769,988	94,166	30,634	3,351,190	497,881

        (1)     The dollar values are calculated by determining the difference between the fair market value of the underlying Common Stock and the exercise price of the options at fiscal year-end.

Pension Plans

        The following tables show at different levels of compensation and years of credited service the estimated annual benefits payable as a straight life annuity, assuming retirement at age 65, to (1) Mr. Bohn under the Oshkosh Truck Corporation Retirement Plan (the “Pension Plan”) and the supplemental retirement benefit provision contained in Mr. Bohn’s employment agreement with the Company (the “Supplemental Retirement Benefit”) and (2) each of the Named Officers other than Mr. Bohn pursuant to the Pension Plan and the Oshkosh Truck Supplemental Executive Retirement Plan (the “Executive Retirement Plan”):

Pension Plan Table for Mr. Bohn

Average Annual Compensation in 3 Consecutive Calendar Years	Years of Service
Completed Before Retirement	5	10	15	20+
$800,000	$100,000	$200,000	$300,000	$400,000
1,000,000	125,000	250,000	375,000	500,000
1,200,000	150,000	300,000	450,000	600,000
1,400,000	175,000	350,000	525,000	700,000
1,600,000	200,000	400,000	600,000	800,000
1,800,000	225,000	450,000	675,000	900,000
2,000,000	250,000	500,000	750,000	1,000,000
2,200,000	275,000	550,000	825,000	1,100,000
2,400,000	300,000	600,000	900,000	1,200,000

Pension Plan Table for Other Named Officers

Average Annual Base Salary Compensation in 3 Consecutive Calendar Years	Years of Service
Completed Before Retirement	5	10	15	20+
$200,000	$20,000	$40,000	$60,000	$80,000
250,000	25,000	50,000	75,000	100,000
300,000	30,000	60,000	90,000	120,000
350,000	35,000	70,000	105,000	140,000
400,000	40,000	80,000	120,000	160,000
450,000	45,000	90,000	135,000	180,000
500,000	50,000	100,000	150,000	200,000

        Under the Pension Plan, a salaried employee is entitled to receive upon retirement at age 65 a monthly benefit equal to 50% of average monthly compensation less 45% of the primary social security benefit payable at age 65, reduced by 1/30th for each benefit accrual year of service less than 30, or certain actuarially equivalent benefits. Average monthly compensation is based on the average of the five highest consecutive years of earnings (excluding bonuses and subject to a maximum amount of compensation as established pursuant to IRS regulations) prior to the participant’s normal retirement age or other date of termination. One thousand hours constitute a year of service. As of March 1, 1994, IRS regulations lowered the maximum amount of compensation allowed to be included in benefit calculations from $235,840 to $150,000. This amount was increased to $160,000 as of March 1, 1997, $170,000 as of January 1, 2000, $200,000 as of January 1, 2002 and $205,000 as of January 1, 2004. Accrued benefits calculated as of February 28, 1994 at the higher limit have been grandfathered. An employee who has reached the age of 55 with a minimum of 5 years of service may retire and begin to receive the actuarial equivalent of his or her pension benefits. The spouse of an employee who would have been eligible for early retirement at death, and married at least one year, is entitled to a monthly benefit equivalent to 50% of the amount of the actuarially equivalent joint and survivor annuity which would have been payable to a participant as of the participant’s normal retirement age. Compensation covered by the Pension Plan for the Named Officers generally corresponds with the base salary for each such individual, subject to the annual maximum.

        Under the Supplemental Retirement Benefit, Mr. Bohn is entitled to receive upon retirement a monthly benefit equal to 30% of Mr. Bohn’s average monthly compensation at age 55 increasing to 50% of average monthly compensation at age 59, reduced by the amount of any pension payable by the Company under the Pension Plan and subject to adjustment to the extent Mr. Bohn has not completed 20 years of employment after April 30, 1992 (the “Supplemental Retirement Benefit Amount”). Average monthly compensation is based on the average of Mr. Bohn’s compensation for the three most recent years prior to Mr. Bohn’s retirement or other termination. Mr. Bohn’s spouse is entitled to receive 50% of the Supplemental Retirement Benefit Amount that would have been payable to Mr. Bohn in the event of Mr. Bohn’s death. In addition, under his employment agreement, if there were to occur a “Change in Control” of the Company, as defined in his executive severance agreement, the Company will pay to Mr. Bohn in a single distribution the then present value of his accrued and vested Supplemental Retirement Benefit. Compensation covered by the Supplemental Retirement Benefit for Mr. Bohn generally corresponds with the base salary and earned bonus compensation for Mr. Bohn.

        Under the Executive Retirement Plan, which was amended in September 2004, certain officers of the Company, including the Named Officers other than Mr. Bohn, are entitled to receive upon retirement a monthly benefit equal to 24% of their average monthly compensation (base pay only) at age 55 increasing to 40% of average monthly compensation (base pay only) at age 62, prorated if the executive has less than 20 years of service at retirement. This amount is reduced by the amount of any pension payable by the Company under the Pension Plan, the annuity value of the executive’s 401(k) plan match and 50% of the executive’s social security benefit. Average monthly compensation is based on the average of the executive’s compensation for the highest five years of pay in the last ten years of credited service with the highest five not required to be consecutive. Beginning October 1, 2004, the final average monthly compensation includes base and bonus pay. The executive’s spouse is entitled to receive 50% of the Executive Retirement Plan benefit that would have been payable in the event of the executive’s death. Compensation covered by the Executive Retirement Plan generally corresponds with base salary only.

        As of September 30, 2004, years of benefit service under the Pension Plan, the Supplemental Retirement Benefit and the Executive Retirement Plan, as the case may be, were 12.5 years for Mr. Bohn, 8.5 years for Mr. Szews, 2.5 years for Mr. Blankfield, 12.8 years for Mr. Zolnowski, and 12.4 years for Mr. Randjelovic.

Executive Employment and Severance Agreements and Other Agreements

        Except as described below, the Company does not have employment agreements with the Named Officers.

        The Company entered into an employment agreement with Mr. Bohn on October 15, 1998. Under this agreement, the Company agreed to employ Mr. Bohn as President and Chief Executive Officer of the Company until September 30, 2001, the end of the original term. The term of employment is renewed automatically for successive one-year periods each September 30, unless either party gives notice of non-renewal at least two years prior to the end of the then current term, which is currently September 30, 2007. Mr. Bohn receives an annual base salary of not less than $500,000. Mr. Bohn also is entitled to participate in the bonus plan for senior management personnel of the Company and in stock-based compensation programs in effect for other senior executives of the Company. In addition, Mr. Bohn is entitled to a supplemental retirement benefit intended to compensate him upon retirement as more fully described above under “Pension Plans.” If Mr. Bohn’s employment with the Company is terminated during the term of the employment agreement by the Company without cause, or by Mr. Bohn for good reason, then the Company is obligated to continue to pay his salary and fringe benefits for the remainder of the term as provided in the agreement.

        Pierce Manufacturing Inc. entered into an employment agreement with Mr. Randjelovic on September 16, 1996. Under this agreement, the Company agreed to employ Mr. Randjelovic and currently employs him as President of Pierce Manufacturing Inc. The term of employment is renewed automatically for successive one-year periods each November 30, unless either party gives notice of non-renewal at least forty-five days prior to the end of the then current term, which is currently November 30, 2005. Mr. Randjelovic receives an annual base salary of not less than $216,000. Mr. Randjelovic also is entitled to participate in the bonus plan for senior management personnel of the Company, and in stock-based compensation programs in effect for other senior executives of the Company. If Mr. Randjelovic’s employment is terminated during the term of the employment agreement without cause, or by Mr. Randjelovic for good reason, then Pierce Manufacturing Inc. is obligated to continue to pay his salary and fringe benefits for the remainder of the term as provided in the agreement, but in no event for less than twelve months.

        The Company has executive severance agreements with Messrs. Bohn, Szews, Blankfield, Zolnowski and Randjelovic that are designed to provide each of them with reasonable compensation if any of their employment is terminated in certain defined circumstances, primarily following a change of control of the Company. The Human Resources Committee administers the severance agreements and selects the executive officers of the Company for eligibility for these agreements.

        Under the executive severance agreements, after a change in control of the Company (as defined in the agreements), if the executive’s employment is terminated by the Company other than by reason of death, disability or for cause (as defined in the agreements) or by the executive for good reason (as defined in the agreements), then the executive is entitled to a cash termination payment and other benefits. The termination payment will be equal to the sum of the executive’s annual salary in effect at the change of control (or any subsequent higher salary) plus the highest annual bonus award paid during the three years before the change of control, multiplied by the number of years remaining in the employment period (up to three but not less than one). The executive also is entitled to additional pension benefits equal to the difference between the amount he would actually be entitled to receive on retirement and the amount to which he would have been entitled to receive had he continued to work until the earlier of age 65 or the number of years remaining in the employment period (up to three). In addition, the agreements provide for outplacement services and continuation for up to three years of life and disability insurance, hospitalization, medical and dental coverage and other welfare benefits as in effect at the termination. The agreements provide that if the payments under the agreement are an “excess parachute payment” for purposes of the Internal Revenue Code, then the Company will pay the executive the amount necessary to offset the 20% excise tax imposed by the Internal Revenue Code and any additional taxes on this payment.

        In connection with their retirement as employees of the Company effective February 11, 1994, the Company entered into special retirement arrangements with Stephen P. Mosling and J. Peter Mosling, Jr., who continue to serve as Directors of the Company. Those arrangements include (i) supplemental retirement payments after age 55 in an amount equal to $25,000 per calendar year; and (ii) entitlement, at the Company’s expense and until age 65, to the standard medical and life insurance coverage that the Company offers to salaried employees.

Report of the Human Resources Committee

        The Board of Directors and its Human Resources Committee (“HR Committee”) have responsibility for executive officer compensation. The objectives of the Board and the HR Committee are to structure this compensation so as to align the interests of the executives and our shareholders, through the use of stock-based and other performance-based compensation plans, in order to generate profitable growth and increase shareholder value. In further support of these objectives, the HR Committee links compensation to the achievement of goals and objectives for each executive that are established annually by the HR Committee. At the same time, the HR Committee endeavors to provide executive compensation that will continue to enable us to attract, retain and motivate high-quality executives.

        The HR Committee, which is made up entirely of independent directors, oversees the compensation practices of the Company. It reviews and sets the compensation of Mr. Bohn, as Chairman, President and Chief Executive Officer, and reviews and approves the compensation of the other executive officers of the Company. In fiscal 2004, the Board did not modify or reject in any material way the actions of the HR Committee.

        The practice of the Company with respect to executive officer compensation is to place a significant part of total compensation at risk by linking it to the financial performance of the Company. For fiscal 2004, the risk component of executive officer compensation was based upon earnings performance and a comparative return on invested capital performance. For the Named Officers other than Messrs. Bohn, Szews and Randjelovic, a target bonus of 45% of base salary was set at achievement of pre-established target levels of earnings per share and relative performance of return on invested capital against a comparator group. Bonuses could have been increased up to a maximum of 90% of base salary upon achievement of material increases over those target levels. Bonuses also could have been reduced to a threshold of 22.5% of base salary in the event that earnings per share and return on invested capital did not meet those target levels, but did meet pre-established minimum levels for the year. For Mr. Bohn, the respective percentages of base salary for target, minimum and maximum bonus potential at those respective levels of Company performance were 90%, 45% and 180%. For Mr. Szews, the respective percentage of base salary for target, minimum and maximum bonus potential at those respective levels of Company performance were 55%, 27.5% and 110%. For Mr. Randjelovic, the respective percentages were as for the Named Officers other than Mr. Bohn and Mr. Szews, but there also were pre-established target levels of operating earnings of certain subsidiaries in the Company’s U.S. Fire and Emergency segment.

        The Company measures the competitiveness of its executive officer compensation against industrial companies of a similar revenue size. For assistance in its oversight of executive officer compensation, the HR Committee reviews surveys of executive compensation databases and periodically retains the services of independent consultation services. To gauge competitive practices, the HR Committee has sought the advice of Towers Perrin, an executive compensation consulting firm, in each of the past five years.

        The most important components of executive officer compensation at the Company are base salary, performance based annual incentives and long-term incentives, which include stock options and restricted stock.

Base Salary

        The HR Committee has established executive base salaries within the competitive range of salaries paid to other companies’ executives with similar management responsibilities based on the survey data referred to above. To determine individual annual base salary levels, the HR Committee reviews each executive’s performance and accomplishments during the prior year as well as experience and service with the Company. The HR Committee also takes into account overall Company performance and profitability and, where applicable, the performance of that part of the business of the Company for which an executive officer is responsible. In 2004, base salaries for executive officers, as a group, were at or near the median of competitive salaries.

Annual Incentive Awards

        Executive officers are eligible for annual cash bonuses under the Company’s Incentive Compensation Plan. Specific performance objectives are established annually at the time that the budget for the next fiscal year is established. For fiscal 2004, the performance measures that were established for executive officers other than Mr. Randjelovic were an earnings per share goal and a return on invested capital goal (each weighted 50%). For Mr. Randjelovic, the performance measures were the same earnings per share (weighted 25%) and return on invested capital (weighted 50%) goals as for the other Named Officers, plus a business unit operating income goal (weighted 25%) for certain subsidiaries in the Company’s U.S. Fire and Emergency segment.

        Each executive officer is assigned threshold, target and maximum bonus award opportunities. The HR Committee believes that these opportunities are competitive with respect to industrial companies of similar revenue size. In fiscal 2004, the Company exceeded its earnings per share and return on invested capital maximums. As such, maximum bonuses were granted and paid for bonuses based on those performance goals. In fiscal 2004, the Company exceeded the target, but not the maximum goal, for operating income at certain subsidiaries in the Company’s U.S. Fire and Emergency segment. Accordingly, the portion of Mr. Randjelovic’s bonus based on such performance goal was granted and paid at less than the maximum.

Long-Term Incentive Compensation

        The Company uses two kinds of long-term performance-based incentives: stock options and restricted stock awards, which are provided under the Company’s 2004 Plan. The objectives of these Plans are to encourage the long-term growth and performance of the Company and to encourage and facilitate ownership of Company stock by those highly compensated employees from whom a personal commitment to long-term shareholders is most important.

        The HR Committee grants stock options and restricted stock to executive officers after consideration of levels of grants for similar officers in industrial companies of a comparable revenue size and as reported in studies by independent compensation consultants. Individual grants are based upon the executive’s position, level of responsibility, past contributions to the success of the Company, and the potential of each executive to contribute to the future success of the Company.

2004 Chief Executive Officer Compensation

        The HR Committee reviewed and set the compensation of Mr. Bohn, Chairman, President and Chief Executive Officer of the Company. As discussed in the Base Salary section above, the salaries for executive officers are set within competitive ranges paid by other industrial companies. In setting Mr. Bohn’s base salary for fiscal 2004, the HR Committee considered the competitive data available for similarly situated chief executive officers; the minimum base salary under Mr. Bohn’s employment agreement with the Company; the Company’s success in meeting its 2004 earnings objectives; and Mr. Bohn’s specific contributions to the success and increased value of the Company. The base salary level established for Mr. Bohn in fiscal 2004 was positioned within the median of salaries paid to chief executive officers in companies with similar revenues in the executive compensation database used by the Company.

        As discussed in the Annual Incentive Awards section above, cash bonuses are based, and paid, on successful achievement of performance measures established annually by the HR Committee at the beginning of the fiscal year. During fiscal 2004, these measures were an earnings per share goal and a return on invested capital goal. Each of the two goals is weighed equally. Mr. Bohn exceeded the maximum goal for both earnings per share and return on invested capital. Accordingly, Mr. Bohn was awarded a bonus of $1,512,000 for fiscal 2004.

        Based upon a review of his responsibilities, contributions to the success of the Company, expected contributions to the future success of the Company, as well as an analysis of the total compensation structures for chief executive officers of other industrial companies, on September 13, 2004, the HR Committee awarded Mr. Bohn 61,000 stock options at an exercise price of $56.54 per share and 25,000 shares of restricted Common Stock.

Code Section 162(m)

        Section 162(m) of the Internal Revenue Code limits the Company’s income tax deduction for compensation paid in any taxable year to certain executive officers to $1,000,000, subject to several exceptions. It is the policy of the HR Committee that the Company should use its best efforts to cause any compensation paid to executives in excess of such dollar limit to qualify for such exceptions and, therefore, to continue to be deductible by the Company. In particular, the 2004 Plan was designed to permit awards made under it to qualify for the Code’s exception for “performance-based compensation.” The HR Committee considered the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation objectives.

Conclusion

        The HR Committee believes the executive compensation program provides compensation for executive officers that is competitive with that offered by corporations with which the Company competes for retention of executive excellence. Further, the HR Committee believes its use of stock-based incentives aligns the interests of executive management with the interests of shareholders and that these incentives will motivate executives for the longer term challenges with which the Company is faced.

HUMAN RESOURCES COMMITTEE

Kathleen J. Hempel, Chair
Donald V. Fites
Frederick M. Franks, Jr.

PROPOSALS REQUIRING YOUR VOTE

Proposal 1

Election of Class A Common Stock Directors

        The Board has nominated eight people for election as directors by Class A Common Stock shareholders at the Annual Meeting. Each of the nominees currently is a director of the Company and was elected at the 2004 Annual Meeting. If the Class A Common Stock shareholders re-elect them, then they will hold office until the next annual meeting, or until their successors have been elected and qualified.

        The nominees are: J. William Andersen, Robert G. Bohn, Frederick M. Franks, Jr., Michael W. Grebe, Kathleen J. Hempel, Harvey N. Medvin, J. Peter Mosling, Jr. and Stephen P. Mosling. Their biographical information is set forth on pages 4 and 5 of this Proxy Statement.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED ABOVE.

Election of Common Stock Directors

        The Board has nominated three people for election as directors by Common Stock shareholders at the Annual Meeting. Each of the nominees currently is a director of the Company and was elected at the 2004 Annual Meeting. If the Common Stock shareholders re-elect them, then they will hold office until the next Annual Meeting, or until their successors have been elected and qualified.

        The nominees are: Richard M. Donnelly, Donald V. Fites and Richard G. Sim. Their biographical information is set forth on pages 4 and 5 of this Proxy Statement.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED ABOVE.

Proposal 2

Approval of an Amendment to the Company’s Restated Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock from and Class A Common Stock.

        Currently, the authorized capital stock of the Company is as follows: 2,000,000 shares of preferred stock; 1,000,000 shares of Class A Common Stock; and 60,000,000 shares of Common Stock. Neither the preferred stock nor the Class A Common Stock are the subjects of this proposal. Only the Common Stock is the subject of this proposal.

        As of November 30, 2004,                shares of Common Stock and                shares of Class A Common Stock were issued and outstanding. In addition, as of November 30, 2004,                shares of Common Stock have been reserved for issuance pursuant to the 1990 Incentive Stock Plan and the 2004 Incentive Stock and Awards Plan under which options to purchase                shares of Common Stock were outstanding at November 30, 2004. Also,                shares of Common Stock have been reserved in the event of the conversion of all issued and outstanding shares of Class A Common Stock. As a result, there now are only                authorized shares of Common Stock and                shares of Class A Common Stock that are not reserved and that may be issued for any future business purposes by the Company.

        The Board of Directors has approved for submission to shareholders, and recommends that the shareholders approve, an amendment to the Restated Articles of Incorporation that will increase the total number of authorized shares of Common Stock from 60,000,000 to 180,000,000 and Class A Common Stock from 1,000,000 to 3,000,000. The purpose of this increase is to provide a larger number of additional shares available for general corporate purposes. Uses for these additional shares in the future might include any one or more of the following: stock splits and stock dividends; stock-based acquisitions; raising additional equity capital; stock issued in connection with employee incentives; and other corporate uses. Under the Company’s Restated Articles of Incorporation, the additional shares of Class A Common Stock may only be issued in a stock split or stock dividend to the then holders of Class A Common Stock in conjunction with and in the same ratio as stock splits of, or stock dividends on, shares of Common Stock.

        There are no current plans to issue any shares of Common Stock or Class A Common Stock from this proposed increase. However, by approving this increase now, in advance of any specific need, we believe that the Company will be able to act in a timely manner when such a need does arise, without the delay and expense that would be required at that time in obtaining shareholder approval of such an increase at a special meeting.

        The additional shares of Common Stock and Class A Common Stock for which authorization is sought would be identical to the shares of Common Stock and Class A Common Stock now authorized. Existing shareholders do not have any preemptive rights to purchase any shares of Common Stock and will not have any such rights in the future. The additional shares, when authorized, may be issued by the Board of Directors at any time without further shareholder approval unless required by the Wisconsin Business Corporation Law, NYSE rules or the Company’s Restated Articles of Incorporation.

        The Board of Directors does not intend to issue any shares of Common Stock or Class A Common Stock except for purposes and on terms that the Board believes to be in the best interests of the shareholders and the Company. Depending on the purpose and terms of issuance at the time, any future issuance of shares of Common Stock might or might not have a dilutive effect on the shareholders of the Company at that time. Any future issuance of shares of Class A Common Stock would not have a dilutive effect on the shareholders of the Company because shares of Class A Common Stock may only be issued in connection with stock splits and stock dividends under the Restated Articles of Incorporation.

        Our Restated Articles of Incorporation contain provisions that only apply at such time as all Class A Common Stock has been converted into Common Stock. Therefore, the Board of Directors has approved amendments to both paragraphs of our Restated Articles of Incorporation that relate to the number of authorized shares.

        The proposed amendment would amend and restate Paragraphs A and AA of Article Third of the Company’s Restated Articles of Incorporation to read as follows (proposed additions are indicated by underlining, and proposed deletions are indicated by overstriking):

A.	STOCK

The total number of shares of stock which the corporation shall have the authority to issue is [sixty-three million (63,000,000)]one hundred eighty-five million (185,000,000) shares itemized by classes as follows:

[1.]	[Sixty-one million (61,000,000)]One hundred eighty-three million (183,000,000) shares of common stock, one cent ($.01) par value, divided into the following classes: (a) [one million (1,000,000)]three million (3,000,000) shares of Class A Common Stock (the “Class A Common Stock”); and (b) [sixty million (60,000,000)]one hundred eighty million (180,000,000) shares of Common Stock (the “Common Stock”).

2.	Two million (2,000,000) shares of preferred stock, one cent ($.01) par value (the “Preferred Stock”).

AA.	STOCK

The total number of shares of stock which the corporation shall have the authority to issue is [sixty-three million (63,000,000)]one hundred eighty-five million (185,000,000) shares itemized by classes as follows:

[1.]	[Sixty-one million (61,000,000)]One hundred eighty-three million (183,000,000) shares of common stock, one cent ($.01) par value, divided into the following classes: (a) [one million (1,000,000)]three million (3,000,000) shares of Class A Common Stock (the “Class A Common Stock”); and (b) [sixty million (60,000,000)]one hundred eighty million (180,000,000) shares of Common Stock (the “Common Stock”) (the Class A Common Stock and the Common Stock are hereinafter collectively referred to as the “Common Shares”).

2.	Two million (2,000,000) shares of preferred stock, one cent ($.01) par value (the “Preferred Stock”).

        THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR ADOPTION OF THE AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION.

SELECTION OF INDEPENDENT AUDITORS

        The independent auditors for the Company for fiscal 2005 will be formally approved by the Audit Committee in May 2005.

        Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

OTHER MATTERS

        Management knows of no matters other than those stated which are likely to be brought before the Annual Meeting. However, in the event that any other matter properly shall come before the meeting, it is the intention of the persons named in the forms of proxy to vote the shares represented by each such proxy in accordance with their judgment on such matters.

        All shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”) for presentation at the 2006 Annual Meeting must be received at the offices of the Company, P.O. Box 2566, Oshkosh, Wisconsin 54903-2566, by August 18, 2005 for inclusion in the Company’s proxy statement for its 2006 Annual Meeting.

        A shareholder who intends to present business, other than a shareholder’s proposal pursuant to Rule 14a-8, at the 2006 Annual Meeting must comply with the requirements set forth in the Company’s Bylaws. Among other things, a shareholder must give written notice to the Secretary of the Company not less than 45 days and not more than 70 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the 2005 Annual Meeting. Therefore, since the Company anticipates mailing its proxy statement on December 16, 2004, the Company must receive notice of a shareholder’s intent to present business, other than pursuant to Rule 14a-8, at the 2006 Annual Meeting no sooner than October 5, 2005, and no later than November 1, 2005.

        If the notice is received after November 1, 2005, then the Company is not required to present such proposal at the 2006 Annual Meeting because the notice will be considered untimely. If the Board of Directors chooses to present such a shareholder’s proposal submitted after November 1, 2005 at the 2006 Annual Meeting, then the persons named in proxies solicited by the Board of Directors for the 2006 Annual Meeting may exercise discretionary voting power with respect to such proposal.

        If a shareholder has complied with the following procedures, then the Governance Committee will consider director candidates that such shareholder has recommended for available seats on the Board. For a shareholder to properly recommend a director candidate for consideration, the shareholder must provide written notice to the Secretary at the Company’s headquarters. Such notice must include the shareholder’s name, address, the class and number of Company shares owned, the name, age, business address and principal occupation of the nominee, and the number of Company shares beneficially owned by the nominee, if any. It must also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws. The shareholder must submit the nominee’s consent to be elected and to serve. The Company may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee. The Secretary will forward the nominations or recommendations to the Governance Committee for consideration.

        Pursuant to the rules of the SEC, services that deliver the Company’s communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of the Company’s Annual Report to shareholders and Proxy Statement. Upon written or oral request, the Company will promptly deliver a separate copy of the Annual Report to shareholders and/or Proxy Statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify the Company of their requests by calling or writing Ms. Virginia Abel, Oshkosh Truck Corporation, P.O. Box 2566, Oshkosh, Wisconsin 54903-2566, (920) 235-9151 ext. 2296.

COST OF SOLICITATION

        The cost of soliciting proxies will be borne by the Company. The Company expects to solicit proxies primarily by mail. Proxies may also be solicited personally and by telephone by certain officers and regular employees of the Company. The Company will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold stock for the Company. The Company has retained Georgeson Shareholder Communications Inc. to aid in the solicitation at an estimated cost of $7,500 plus reimbursable out-of-pocket expenses.

APPENDIX A

OSHKOSH TRUCK CORPORATION
BOARD OF DIRECTORS
AUDIT COMMITTEE CHARTER
EFFECTIVE FEBRUARY 3, 2004

Purpose

The Audit Committee’s purpose shall include assisting the Company’s Board of Directors in oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditors’ qualifications and independence and (d) the performance of the Company’s internal audit function and independent auditors. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between and among the directors, the independent auditors, the internal auditors, outside counsel and the financial and operating management of the Company.

The Audit Committee is also responsible for preparing the audit committee report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

Membership

The Audit Committee of the Board of Directors shall consist of not less than three members, including the chair, who meet the independence and experience requirements of the SEC and the New York Stock Exchange (the “NYSE”). At least one member of the Audit Committee must have accounting or related financial management expertise, and the Company will endeavor to have at least one member of the Audit Committee who qualifies as an “audit committee financial expert” as defined by the rules of the SEC. A member of the Audit Committee will not serve on audit committees of more than two other public companies without the prior consent of the Company’s Board of Directors to enable the Board to determine that such service would not impair the ability of such a member to effectively serve on the Audit Committee.

The members and chair of the Audit Committee will be appointed by the Board of Directors at the Board meeting following each Annual Shareholders’ Meeting.

Responsibilities

In carrying out its responsibilities, the Audit Committee believes its policies and procedures should be flexible enough to react to changing conditions and to be able to assure the Board of Directors and the shareholders of the Company that the accounting and financial reporting practices of the Company are in accordance with all applicable legal and accounting requirements and that they are consistently maintained at the highest quality standards.

In carrying out its responsibilities, the Audit Committee will:

1.	Meet at least quarterly and otherwise as the members of the Audit Committee deem appropriate.

2.	Obtain the Board of Directors’ approval of this Charter, reassess this Charter as conditions dictate (at least annually) and provide recommendations to the Governance Committee of the Board of Directors regarding amendments to this Charter the Audit Committee deems necessary.

3.	Directly appoint, compensate, retain, and where appropriate, terminate the independent auditors of the financial statements of the Company.

•	Evaluate the independent auditor’s qualifications, performance and independence, including a review and evaluation of the lead audit partner and the audit staff. In making this evaluation, the Audit Committee should also take into account the opinions of management and the Company’s internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board of Directors.

•	Ensure the rotation of the lead or coordinating audit partner having primary responsible for the audit and the audit partner responsible for reviewing the audit as required by law or regulations.

•	Obtain from the independent auditors and review, at least on an annual basis, a report describing the auditing firm’s internal quality control procedures and any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to independent audits carried out by the auditing firm, and any steps taken to deal with any such issues.

The independent auditors shall report directly to the Audit Committee. The Audit Committee shall be directly responsible for the oversight of the work of the independent auditors, including resolving any disagreements between the independent auditors and management.

4.	Approve in advance the engagement of the independent auditor for all audit and permitted non-audit services that management plans to engage the independent auditors to perform and approve in advance all compensation paid to the independent auditors. Such approval may be pursuant to preapproval policies and procedures established by the Audit Committee provided such policies and procedures are detailed as to the particular service and such policies and procedures do not include delegation of the Audit Committee’s responsibilities to management. All engagements for permitted non-audit services shall be disclosed by the Audit Committee as required by law. The Audit Committee shall not permit or approve the independent auditors to perform prohibited services as defined in SEC regulations.

5.	Obtain from the independent auditors, on an annual basis, a written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard 1 and other applicable rules and regulations. The Audit Committee shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and shall take appropriate action to correct or oversee the independence of the independent auditors.

6.	Meet with the independent auditors and financial management to review the scope of the proposed annual audit and the audit procedures to be utilized and the scope of timely quarterly reviews for the current year.

7.	Conduct a meeting in person or by conference call with the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, together with representative(s) of the Company’s independent auditors, in advance of the quarterly earnings conference call and review and discuss the quarterly earnings release (including financial results), material quarterly adjustments and earnings guidance . Make inquiries whether there have been any material changes in the Company’s financial condition or results of operations that would require disclosure in the quarterly earnings release, earnings conference call or related Form 8-K. The Audit Committee may discuss this information generally, including the types of information to be disclosed and the type of presentation to be made. These discussions need not be carried out in advance of each instance in which the Company provides routine financial information or earnings guidance.

8.	Review, periodically with the independent auditors, internal auditors and financial and accounting personnel, the adequacy and effectiveness of the disclosure controls and procedures and the accounting, financial and operating controls of the Company. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions or procedures that might be deemed illegal, misleading or otherwise improper.

9.	Review, with the internal auditors and financial and operating management, the adequacy and effectiveness of internal controls that assure compliance with all laws and regulations of the United States Department of Defense and other federal government authorities with respect to the performance under federal contracts.

10.	Review, with management, the internal auditors and the independent auditors, the status of litigation, compliance with environmental laws and regulations and other material contingencies of the Company. Particular emphasis should be given to the adequacy of internal controls to prevent material losses to the Company from litigation, non-compliance with environmental laws and regulations or other matters, as well as the adequacy of the accounting for, and disclosure of, such contingencies in the Company’s financial statements and regulatory reporting.

11.	Discuss the Company’s guidelines and policies with respect to risk assessment and risk management, although the Company’s management, and not the Audit Committee, shall be responsible for assessing and managing the Company’s exposure to risk. The Audit Committee should discuss the Company’s major financial risk exposures and the adequacy of the steps that the Company has taken to monitor and control such exposures.

12.	As and when required by SEC regulations, obtain, on a quarterly basis, reports from the Company’s management regarding its evaluation of the Company’s disclosure controls and procedures and internal control over financial reporting.

13.	As and when required by SEC regulations, obtain, on an annual basis, the independent auditors’ attestation report on management’s assessment of the Company’s internal control over financial reporting, as required by law.

14.	Review and discuss with management and the independent auditors the audited financial statements to be included in the annual report to shareholders and the Annual Report on Form 10-K, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Recommend to the Board of Directors whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K. Review and discuss with management and the independent auditors the unaudited financial statements to be included in Quarterly Reports on Form 10-Q, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	Review with management and the independent auditors whether there have been any changes in or adoption of accounting principles and discuss any other matter required to be communicated to the Audit Committee by the independent auditors.

•	Obtain from the independent auditors reports regarding all critical accounting policies and practices and all critical judgments and estimates to be used by the Company; reports regarding all alternative treatments of financial information within generally accepted accounting principles that have been discussed with Company’s management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; other material written communications between the independent auditors and Company’s management (e.g., management letter and schedule of unadjusted differences); and all other communications required by law.

•	Review with management and the independent auditors their judgments about the quality and acceptability of critical accounting principles and the clarity of the financial disclosure practices used or proposed to be used, and particularly the degree of aggressiveness or conservatism of the Company’s accounting practices and principles and underlying estimates, including the report provided by independent auditors pursuant to the preceding paragraph.

•	Make inquiries of the independent auditors whether all material correcting adjustments identified by the independent auditors have been reflected in the financial statements.

•	Review with management and the independent auditors the effect of regulatory and accounting initiatives, as well as off-balance sheet arrangements, on the financial statements of the Company.

15.	Discuss with the independent auditors the matters required to be discussed by Statement on Accounting Standards No. 61.

16.	Review with the Chief Executive Officer and Chief Financial Officer the contents of the periodic Chief Executive Officer and Chief Financial Officer certification statements required by the SEC and NYSE in advance of their filing. Make inquiries of the Chief Executive Officer, Chief Financial Officer and other managers to assess the quality of the due diligence performed by management in advance of such certifications.

17.	Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing and legal issues. Establish and maintain procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting, internal accounting controls, auditing or legal issues.

18.	Oversee the internal audit function of the Company including its independence, responsibilities, competence, the proposed audit plans for the coming year, the coordination of such plans with the independent auditors, the quality and timeliness of internal audit activities and the budget and staffing of the internal audit function.

19.	Receive and review, prior to each meeting, a summary of findings from completed internal audits and a status report on the annual internal audit plan, with explanations for any deviations from the original plan. At its discretion, the Audit Committee may seek copies of particular internal audits. All deviations from the original internal audit plan shall be approved in advance by the Audit Committee.

20.	Review annually the adequacy and competency of the outside professional firm engaged to perform the Company’s internal audit function and, as necessary, replace the outside firm. The outside internal audit firm shall have ultimate accountability to the Audit Committee.

21.	Provide a regular and sufficient opportunity for the internal and independent auditors to meet separately with the Audit Committee without members of management present. Among the items to be discussed in these meetings are the internal and independent auditors’ evaluation of the performance and capabilities of the Company’s financial, accounting, information systems and legal personnel; the cooperation that the internal and independent auditors received during the course of their audits; any audit problems or difficulties, including any restrictions on the scope of the independent auditors’ activities or access to requested information, any significant disagreements with management and management’s response to all such difficulties; whether the independent auditors were satisfied with the quality and integrity of the financial statements, whether any officers or directors attempted to take or took action to coerce, manipulate, mislead or fraudulently influence them in the conduct of their audit engagement and such other matters as the Audit Committee may choose.

22.	Review with the Chief Financial Officer, at least annually, the capabilities and performance of key members of the corporate finance and accounting organization, as well as at the principal business units of the Company.

23.	Review, at least annually, summaries of the expense reimbursements made to executive officers of the Company, as defined under the Securities Exchange Act, for compliance with the Company’s written policies and practices.

24.	Make available to the Board of Directors the minutes of all meetings of the Audit Committee and review the matters discussed at each Audit Committee meeting with the Board of Directors, including any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal audit function.

25.	Investigate any matter brought to its attention which falls within its duties and as needed, retain outside resources, including independent counsel and accounting and other advisors. The retention of such independent counsel and other advisors will be promptly reported to the full Board of Directors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditors of the Company and to any such advisors employed by the Audit Committee and for administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

26.	Prepare annually a report of the Audit Committee for inclusion in the Company’s annual proxy statement. The report shall include any and all information required by the SEC.

27.	Include a copy of the then current Audit Committee Charter as an appendix to the Company’s annual proxy statement at least once every three years, or more frequently if substantive changes are made to the Charter.

28.	Establish clear hiring restrictions and policies for current or former employees of the independent auditors.

29.	Conduct annually a self-assessment of its performance during the previous year. In addition, the Governance Committee of the Board of Directors will conduct an annual assessment of the Audit Committee. The purpose of these assessments is to increase the effectiveness of the Audit Committee and its members. Compliance with the responsibilities listed in this Charter shall form the principal criteria for such assessments, as well as such other factors and circumstances as are determined appropriate by the Audit Committee and the Governance Committee.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibility of management and the independent auditors. Nor is it the duty of the Audit Committee to assure compliance with laws and regulations.

CLASS A COMMON STOCK

PROXY
OSHKOSH TRUCK CORPORATION
Revocable Proxy for 2005 Annual Meeting of Shareholders
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        I hereby appoint Robert G. Bohn and Bryan J. Blankfield, and each of them, each with full power to act without the other, and each with full power of substitution (the “Proxies”), as my proxy to vote all shares of Class A Common Stock I am entitled to vote at the Annual Meeting of Shareholders of Oshkosh Truck Corporation (the “Company”) to be held at the Experimental Aircraft Association Museum, 3000 Poberezny Road, Oshkosh, Wisconsin, at 10:00 a.m. on Tuesday, February 1, 2005, or at any adjournment thereof, as set forth herein, hereby revoking any proxy previously given.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.

IF NO DIRECTION IS MADE, THEN THE PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1 AND “FOR” THE PROPOSAL TO APPROVE AN AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION IN ITEM 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE MARK, SIGN AND DATE BELOW
DETACH AND RETURN PROMPTLY USING THE ENVELOPE PROVIDED

ANNUAL MEETING CLASS A COMMON STOCK PROXY CARD

A.	Election of Class A Directors

1.	The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold
01 J. William Andersen	|_|	|_|	05 Kathleen J. Hempel	|_|	|_|
02 Robert G. Bohn	|_|	|_|	06 Harvey N. Medvin	|_|	|_|
03 Frederick M. Franks, Jr.	|_|	|_|	07 J. Peter Mosling, Jr.	|_|	|_|
04 Michael W. Grebe	|_|	|_|	08 Stephen P. Mosling	|_|	|_|

B.	Proposal to Increased Authorized Shares

The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain
2.	Proposal to approve an amendment to the Restated Articles
of Incorporation to increase the number of authorized
	shares of Common Stock and Class A Common Stock.	|_|	|_|	|_|

C.	Other

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

	|_|	Mark this box with an X if you	Holder Account Number
have made changes to your name
or address details above.

D.	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.		| | |	| | |
Signature(s) in Box
I hereby acknowledge receipt of the Notice of said Annual Meeting and the accompanying Proxy Statement and Annual Report. Note: Please sign name exactly as it appears hereon. When signed as attorney, executor, trustee or guardian, please add title. For joint accounts, each owner should sign.
Date (mm/dd/yyy) _____________________________

COMMON STOCK

PROXY
OSHKOSH TRUCK CORPORATION
Revocable Proxy for 2005 Annual Meeting of Shareholders
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        I hereby appoint Robert G. Bohn and Bryan J. Blankfield, and each of them, each with full power to act without the other, and each with full power of substitution (the “Proxies”), as my proxy to vote all shares of Common Stock I am entitled to vote at the Annual Meeting of Shareholders of Oshkosh Truck Corporation (the “Company”) to be held at the Experimental Aircraft Association Museum, 3000 Poberezny Road, Oshkosh, Wisconsin, at 10:00 a.m. on Tuesday, February 1, 2005, or at any adjournment thereof, as set forth herein, hereby revoking any proxy previously given.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.

IF NO DIRECTION IS MADE, THEN THE PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1 AND “FOR”THE PROPOSAL TO APPROVE AN AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION IN ITEM 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE MARK, SIGN AND DATE BELOW
DETACH AND RETURN PROMPTLY USING THE ENVELOPE PROVIDED

ANNUAL MEETING COMMON STOCK PROXY CARD

A.	Election of Directors

1.	The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 Richard M. Donnelly	|_|	|_|
02 Donald V. Fites	|_|	|_|
03 Richard G. Sim	|_|	|_|

B.	Proposal to Increased Authorized Shares

The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain
2.	Proposal to approve an amendment to the Restated Articles
of Incorporation to increase the number of authorized
	shares of Common Stock and Class A Common Stock.	|_|	|_|	|_|

C.	Other

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

	|_|	Mark this box with an X if you	Holder Account Number
have made changes to your name
or address details above.

D.	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.		| | |	| | |
Signature(s) in Box
I hereby acknowledge receipt of the Notice of said Annual Meeting and the accompanying Proxy Statement and Annual Report. Note: Please sign name exactly as it appears hereon. When signed as attorney, executor, trustee or guardian, please add title. For joint accounts, each owner should sign.
Date (mm/dd/yyy) _____________________________